December 14, 2022

Stephanie Linnartz
[address redacted]

Re: Offer of Employment with Under Armour, Inc.

Stephanie,

We are excited at the prospect of having you join the Under Armour Team. Your letter is a confirmation of our offer to you to join the Company, with details outlined below. Your letter constitutes a confirmation of an offer of employment only and does not guarantee any specific term or duration of employment. Your employment with the Company will be “at will”.

Title: President & Chief Executive Officer (“CEO”), and Member of the board of directors of the Company (the “Board”).

Reports to: Kevin Plank, Executive Chair and Brand Chief

Authority: As President & CEO, with the exception of the Executive Chair and Brand Chief, you will be the highest ranking officer of the Company and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in a similar capacity.

Election to Board: During the term of your employment, the Company agrees to use its best efforts to nominate you for election to both the Board and to use its best efforts to cause you to be elected to the Board at each applicable annual meeting of stockholders during your employment hereunder at which your applicable director term comes up for election. You agree to serve on the Board without additional compensation.

Start Date: Monday, February 27, 2023, or such earlier date to which the parties hereto may agree, pending (a) your timely submission and completion of all pre- employment requirements and legal work authorization and (b) your last date of service at your current employer. We do not expect a change in the anticipated start date, unless the results of your background investigation are unsuccessful, or there is a delay in the pre-employment process. To the extent that there is a need to revise your start date, we will contact you.

Your position will be based on-site in Baltimore, MD.

Other Activity. You agree to devote substantially your full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude you from serving on corporate, civic or charitable boards or committees or managing personal investments, so long as (i) such activities do not materially interfere with the performance of your responsibilities hereunder, (ii) such activities do not otherwise conflict with Under Armour’s policies as in effect from time to time, including our Governance Guidelines and Global Conflicts of Interest Policy) and (iii) you obtain the consent of the Chairman of the Board with respect to your service on any for-

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December 14, 2022

profit corporate board, such consent not to be unreasonably withheld, conditioned or delayed. You may retain any compensation or benefits received as a result of any such outside activities, and the Company shall not reduce your compensation or benefits by the amount of any such compensation or benefits.

Base Salary: $1,300,000 annually less all applicable local, state and federal taxes and other deductions. You will receive your pay bi-weekly according to the Company’s regular payroll schedule. Your Base Salary will be reviewed by the Human Capital & Compensation Committee (the “Committee”) of the Board at least annually for a possible increase (but not a decrease), and any new Base Salary agreed to by the Committee shall become the basis for the next Base Salary Review.

Annual Bonus Plan: You will be eligible to participate in the Company’s annual bonus plan (the “Annual Bonus Plan”) for fiscal year 2024 (which begins April 1, 2023). The bonus for your position if predetermined target goals are met is 165% of your Base Salary, or approximately $2,145,000, assuming the current Base Salary is in effect. The bonus for your position if predetermined maximum target goals are met shall be not less than twice the bonus target percentage, or approximately $4,290,000, again assuming the current Base Salary is in effect. If the measure of achievement for fiscal 2024 falls between the target goals and the maximum goals the bonus shall be similarly adjusted on a continuous basis. In order to remain eligible to receive a bonus under the Company’s annual bonus plan, except as otherwise provided herein you must remain employed through the end of the applicable fiscal year.

At all times your bonus opportunity will be governed by the terms of the Company’s annual bonus plan, and nothing herein restricts the Company’s rights to alter, amend or terminate the plan at any time.

Annual Equity Award: Assuming you start prior to April 30th, 2023, you will be eligible to receive your annual equity award at the next annual award grant cycle, anticipated to begin in May 2023. The initial annual equity award will be issued by the Committee pursuant to the Company’s Third Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Omnibus Plan”) in the form of an Award Agreement granting you restricted stock units of the Company (“RSUs”) with an aggregate grant date value of $8,000,000. Equity awards are subject to approval by the Human Capital & Compensation Committee of the Board of Directors, including type of equity and vesting schedule.

We expect that one-half of the RSUs shall be time-based and one-half shall be performance-based. Time-based RSUs shall vest in three (3) equal annual intervals, provided that, you remain employed at the Company or any affiliate thereof as of such date. Performance requirements for the performance-based RSUs contained within your initial grant shall be set by the Committee no later than the date on which such performance requirements are set generally for other global level executives of the Company. The granting of future Annual Equity Awards is subject to your continued contribution to the long-term financial success of the Company and shall be governed by the Omnibus Plan.

Sign-On Bonus: Upon your Start Date you also shall receive a one-time signing bonus in the amount of $375,000 (the “Signing Bonus”), which Signing Bonus shall be paid to you in two installments, the first installment to be in the amount of $175,000, and paid on the first regular payroll date following your Start Date, and the second installment to be in the amount of $200,000 and paid on the first regular payroll date following the one-year anniversary of your Start Date. In order to remain eligible to receive your Signing Bonus, you must remain employed through the applicable payment dates; provided, however, that in the event of your termination without Cause, your withdrawal for Good Reason, your death or your termination due to Disability, you (or your

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December 14, 2022

estate or other designated beneficiary) shall receive the deferred portion of your Sign-On Bonus, to the extent not yet paid.

Sign-On Award: Upon your Start Date you also shall receive, as a one-time sign-on award, an additional grant of RSUs with an aggregate grant date value of $11,000,000 (the “Sign-On Award”), all of which RSUs being subject to time-vesting in three (3) equal annual intervals, provided that, except as otherwise provided herein, you remain employed at the Company or any affiliate thereof. Equity awards are subject to approval by the Human Capital & Compensation Committee of the Board of Directors. The Sign-On Award shall be evidenced by an Award Agreement similar in nature to the Award Agreement evidencing the initial annual incentive award, but subject to the additional acceleration provisions included below.

Notwithstanding anything to the contrary set forth above or in any plan adopted by or agreement entered into by the Company, including the Omnibus Plan or any severance plan, (1) in the event of (a) your termination by the Company without “Cause” (other than due to your death or Disability) or (b) your withdrawal for “Good Reason” (each as defined below), if (i) prior to the first vesting date of the Sign-On Award, you will receive $11,000,000 in cash in a lump-sum payment, payable simultaneously with (and subject to the same conditions applicable to) any amounts owed to you pursuant to the Severance Plan (as defined below), or (ii) on or after the first vesting date of the Sign-On Award, any unvested RSUs granted pursuant to the Sign-On Award will immediately vest as of your separation date, in each case subject to applicable tax withholdings and requirements by law. For the avoidance of doubt, upon your death or Disability (as defined in the Omnibus Plan), all unvested RSUs granted pursuant to the Sign-On Award shall immediately vest on the date of your death or termination of employment as a result of Disability.

For purposes of the Sign-On Award and Sign-On Bonus, and notwithstanding anything to the contrary in any plan adopted by or agreement entered into by the Company and you, including the Omnibus Plan or any severance plan (either before or after a “Change in Control” as defined therein), the following definitions shall be utilized for the related grant agreement.

“Cause” shall mean the occurrence of any of the following: (i) your material misconduct or gross negligence in the performance of your duties; (ii) your commission of any felony, offense punishable by imprisonment in a state or federal penitentiary, any offense, civil or criminal, involving material dishonesty, fraud, moral turpitude or immoral conduct; (iii) your material breach of the Company’s written Code of Conduct, as in effect from time to time; (iv) your commission of any act that results in severe harm to the Company, excluding any act taken by you in good faith that you reasonably believed was in the best interests or not contrary to the best interests of the Company; or (v) your material breach of your employee confidentiality, non-competition and non-solicitation agreement by and between you and Under Armour. However, none of the foregoing events or conditions will constitute Cause unless Under Armour provides you with written notice of the event or condition within thirty (30) days following the date as of which the Board became aware of the occurrence thereof and thirty (30) days to cure such event or condition (if curable) and, the event or condition is not cured within such 30-day period.

“Good Reason” shall mean the occurrence of any of the following events: (i) a material diminishment in the scope of your duties or responsibilities with the Company (other than temporarily while you are physically or mentally incapacitated or as required by applicable law), or the assignment to you of duties or responsibilities that are materially inconsistent with, or the failure to assign to you duties and responsibilities that are materially consistent with, your duties, positions, authority, responsibilities and reporting requirements as set forth above, or the assignment to you of duties or responsibilities that materially impair

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your ability to function as the President and Chief Executive Officer of the Company; (ii) the failure of Under Armour to continue you as President and Chief Executive Officer or you are no longer nominated for election to serve as a member of the Board of Directors; (iii) a material reduction in your base salary, bonus, long-term incentive opportunity or aggregate benefits or perquisites, unless the reduction is part of an overall and nondiscriminatory reduction to such compensation of all similarly situated employees and the reduction is proportional to the reductions suffered by the other employees; (iv) a reduction in or a material delay in payment of your total cash compensation or benefits or in the vesting of equity awards from those required to be provided in connection with your hiring as reflected herein, including any such reduction or delay occasioned by a termination of or change to any plan or program, other than as may be required by law; (v) should Under Armour be reorganized such that it becomes a direct or indirect subsidiary or controlled party of any other person or entity, your not holding authorities, duties, responsibilities, status, offices, titles or reporting lines in such parent or other ultimately controlling party at least commensurate with those held by you at the Company immediately prior to such reorganization; or (vi) a requirement that you relocate more than fifty (50) miles from the current Under Armour headquarters offices located in Baltimore, Maryland, other than as a consequence of travel reasonable required to carry out your obligations as President and Chief Executive Officer and a Board member. For the avoidance of doubt, the removal or resignation of Kevin Plank from the positions of Executive Chair and Brand Chief, and the subsequent requirement that you report instead directly to the Board, will not constitute Good Reason. However, none of the foregoing events or conditions will constitute Good Reason unless (A) you provide Under Armour with written objection to the event or condition within ninety (90) days following the date as of which you became aware of the occurrence thereof, (B) Under Armour does not reverse or otherwise cure the event or condition within thirty (30) days of receiving such written objection, and (C) you resign your employment within thirty (30) days following the expiration of such cure period.

Transition Protection: Pursuant to your current agreement with your current employer, you are eligible to receive a bonus payment in respect of the 2022 calendar year in the amount of approximately $2,000,000 (the “MI Bonus”) and to vest in certain equity awards with a current value of approximately $4,000,000 (the “MI Vested Equity” and, together with the MI Bonus, the “MI Awards”), in each case if you remain employed by Marriott International through February 15, 2023 (the “Vesting Date”). You represent and warrant that, while you intend to give notice in 2022 of your intention to resign as of a date subsequent to the Vesting Date, you will not voluntarily resign from your current employer until after the Vesting Date.

The parties acknowledge the possibility that, notwithstanding your commercially reasonable efforts to remain employed at your current employer beyond the Vesting Date and thereby qualify for the MI Awards, your current employer may refuse to deliver to you either the MI Bonus and/or the MI Vested Equity (any of such events, a “Denial Event”). If you have not received in full the MI Awards prior to or within thirty (30) days following your termination of employment from your current employer, provided that your employment was not terminated for serious misconduct, the Company agrees to treat such circumstances as a Denial Event and will pay you an additional cash bonus in the amount of $6,000,000 less such portion of the MI Awards as you have actually received, if any (the “Make-Whole Bonus”) on the Company’s next payroll date following the end of such 30-day period. In such case, you hereby authorize the Company to pursue a claim against MI to recover from MI the amount of the Make-Whole Bonus, you shall reasonably cooperate with the Company, at its expense, in its any effort the Company may under take to obtain such recovery and, the Company hereby agrees to indemnify and hold you harmless with respect thereto.

Ms. Stephanie Linnartz
December 14, 2022

Severance Plan: In the event of an involuntary termination without Cause (as defined in the Severance Plan) or your withdrawal with Good Reason (as defined above), you are eligible for severance benefits in accordance with the ERISA Severance Plan (the “Severance Plan”). Based on your global job level, you will be eligible for a lump-sum severance payment equal to the following: two times your annual Base Salary, payment of any accrued but unpaid annual bonus earned by you for any prior Plan Year, a pro-rata bonus for the Plan Year of termination (if employed for at least six (6) months of the Plan Year), twenty-four (24) months of fully paid premiums for medical, dental and vision coverage and outplacement services (subject to any applicable taxes and withholdings). Any payments will be subject to the execution of a Release Agreement and compliance with other terms and conditions under the Severance Plan, provided, however, that the duration of any post-employment restrictive covenants contained in the Omnibus Plan, the Severance Plan and any other plan adopted by or agreement entered into by the Company and you shall not exceed two years from the date of termination.

Deferred Compensation Plan: You are eligible to participate in Under Armour’s Deferred Compensation Plan. The Plan provides an opportunity for pre-tax savings to assist you in accumulating assets for planned events during your working life and Retirement. Information regarding this Plan will be made available to you under a separate cover.

Employee Stock Purchase Plan: You are eligible to participate in Under Armour’s Employee Stock Purchase Plan, which allows employees to purchase the Company’s stock at a discounted rate through payroll deductions. Full-time, U.S. based employees are eligible to enter the plan after completion of 90 days of service.

Paid Time Off: You are eligible to earn and use Paid Time Off (PTO) in accordance with the terms of the Company’s policy governing PTO.

Benefits: You are eligible to participate in the Company’s medical, dental, and vision programs beginning on the first of the month following your date of hire.

Under Armour offers company-paid Life and Disability benefits on the first of the month following the completion of 90 days of service. Information regarding Company benefits will be sent to you under a separate cover.

Executive Supplemental Disability Income Program: In the event you are unable to work due to sickness or injury, UA provides an individual long-term disability benefit in addition to the $10,000/month Group Long Term Disability benefit. Based on your individual total compensation and other eligibility requirements you could receive up to $20,000 additional in monthly, replacement income. You will be contacted by UA’s Benefits Team with enrollment details.

401(k): You are eligible to participate in the 401(k)-retirement savings plan after completion of 90 days of service. Information regarding the Company 401(k) plan will be sent to you under a separate cover.

Merchandise Discount: You will be eligible to receive an employee merchandise discount from Under Armour stores (Brand House and Factory House) and e-commerce sites. These discounts are subject to the terms and conditions set forth in the Company’s Employee Discount Policy.

Executive & Preventive Health Program: You are eligible for our Executive & Preventive Health Program, Healthy Living for Leadership, through Johns Hopkins. This program is designed to provide you with a comprehensive medical assessment and personalized preventative strategies. It is a concierge type of physical where you can get all of your annual tests and exams in the efficiency

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December 14, 2022

of one day-- including your choice of: Blood Work, EKG, Chest X-ray, Eye Exam, Dermatology Screening and Nutritional counseling. You will also have the opportunity to end your day with a one-on-one session with a physician to review your results. Additional information will be provided to you by our UA Benefits Team.

Change In Control: You will be an eligible participant in the Company’s Change in Control Severance Plan, provided, however, that if an event occurs resulting your eligibility to receive payments under both the Severance Plan and the Change in Control Severance Plan, in the event of a Change in Control you shall be provided the better of the two severance payments and benefits thereunder.

Communications: We will cooperate with you in good faith on the content of all communications (including internal and external communications, digital communications and all press releases) to third parties regarding your hiring by the Company. We will deliver to you drafts of any such communication (if written) or summaries (if oral) sufficiently in advance of the communication’s release to allow you a reasonable opportunity to review and comment thereon. No such communications shall be distributed without the consent of both the Company and you other than as legally required to comply with securities or other legal requirements or requirements of any stock exchange on which the Company’s securities are trading.

Indemnification, etc.: You shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s charter and bylaws and the laws of the State of Maryland, from and against all liability, loss, cost or expense (including attorneys’ and other professionals’ fees and disbursements; judgments; fines; taxes; surcharges; or penalties and amounts paid in settlement) incurred or suffered by you in connection with any proceeding (or part thereof) to which you may be made a party or are threatened to be made a party or are otherwise involved (including as a witness) by reason of your status as a present or former director or officer of the Company, or person who has agreed to become a director or officer of the Company (a “Proceeding”).

In the event you are made a party or are threatened to be made a party or are otherwise involved (including as a witness) in any Proceeding, the Company shall advance to you or for your benefit all expenses (including attorneys’ and other professionals’ fees and disbursements) incurred by you in defending or participating in any such Proceeding in advance of its final disposition; provided that such advancement of expenses shall be made only upon the delivery of (1) your written affirmation of your good faith belief that the standard of conduct for indemnification by the Company as authorized by its charter, bylaws and Maryland law has been met and (2) an undertaking to the Company, by you or on your behalf, to repay all amounts so advanced if it shall ultimately be determined that the standard of conduct for indemnification has not been met. No security shall be required with respect to any such undertaking, and your financial condition shall not be considered with respect thereto.

The rights to indemnification and to advancement of expenses conferred in Agreement are contract rights and shall survive (i) termination or expiration of this Agreement and (ii) the termination or expiration, for any reason (including death), of your employment by the Company. Your rights to indemnification or advancement of expenses shall inure to the benefit of your heirs, personal representatives and your estate. Any modification of any of these provisions shall not adversely affect any of your rights to indemnification or advancement of expenses that existed at or prior to the time of such modification. The rights to indemnification and to the advancement of expenses conferred herein are cumulative and shall not be exclusive of any other right that you may have or hereafter acquire under any statute, provision of law, organizational document of the Company, resolution of the Board or of the stockholders of the Company, agreement or otherwise.

Ms. Stephanie Linnartz
December 14, 2022

Some or all of the employee benefits described above are subject to the terms of plan documents. The Company reserves the right to modify or change any of its employee benefit plans and in the event of a conflict between the descriptions of the plans contained in this letter and the plan documents, the terms of the plan documents shall control.

We have explained above what we will provide you. Now, as you consider whether to come to work for Under Armour, we outline some of our significant terms of employment:

1.Under Armour thrives, in part, because our employees operate with a spirit of cooperation and teamwork. We expect everyone who works for Under Armour to (a) to conduct themselves with this spirit in mind and in a manner that is consistent with and not damaging to our reputation, (b) abide by all of our policies, procedures, and practices, and (c) deliver high quality work.
2.This offer does not guarantee any specific term or duration of employment. All of our employees are “at-will”, meaning that you or Under Armour may terminate your employment at any time, for any reason, or for no reason. The information presented in this letter is not intended to be, nor should it be construed as a contract of employment, as Under Armour engages its Teammates on at-will-basis. This conditional offer supersedes any prior conditional offers, whether made verbally or in writing and is made on the condition that you have no contractual obligations that prevent you from beginning employment with Under Armour.
3.You promise us that you have not retained any confidential or proprietary information from a prior employer and understand that you may not use any such information or disclose any such information to anyone at Under Armour.
4.You agree that, during your employment with Under Armour, and subject to the above provision on “Other Activity,” you will devote your best efforts to our business. Also, during your employment with Under Armour, you promise that you will not engage in any business, whether for yourself or in any capacity, for another person or entity, that competes with the work of Under Armour.
5.You will start with us only when, in Under Armour's sole discretion, it determines that you are not subject to an enforceable non-compete or other restrictive covenant, such as that contained in a non-competition agreement, which would limit or restrict your ability to work for us (“Restrictive Covenant”). Provided that you are free from any such Restrictive Covenant, then your anticipated start date will be determined upon the return of this signed Offer Letter. If you are not free from such Restrictive Covenant, then you may not begin work for Under Armour.

Offset; Mitigation: You are entitled to any compensation due hereunder without any obligation to mitigate (other than as specified above with respect to the MI Awards) or to seek other employment.

Please understand that your employment will be contingent upon the following, all of which must be satisfied before employment may begin at Under Armour:

•You represent that you are not bound by a Restrictive Covenant that would prevent you from accepting an offer.
•You agree to the terms of the Under Armour Employee Confidentiality, Non-Competition and Non-Solicitation Agreement, a copy of which will be included with your onboarding new hire documents. You must sign such agreement as a condition of employment and before performing any services for Under Armour.

Ms. Stephanie Linnartz
December 14, 2022

By accepting this offer, you consent to the use of your electronic signature to demonstrate your authorization for Under Armour or its designated agent to obtain a background screening report to be generated for employment purposes.

On Under Armour’s behalf, Spencer Stuart has engaged The Mintz Group to conduct background investigations. The data collected as part of the background investigation will be used in line with Under Armour’s Teammate and Candidate Privacy Policy. By initiating the background check, you understand and acknowledge that you have reviewed the Privacy Policy and have authorized The Mintz Group to conduct the investigation. You can withdraw your consent at any time.

You understand and acknowledge that obtaining such background report is a condition of your employment.

This offer is contingent upon Under Armour receiving a satisfactory response to a complete background investigation and any outstanding reference check. You may not begin working at Under Armour until we receive the results of your background check. If you have any questions regarding these requirements, please contact our Chief People and Administrative Officer, Tchernavia Rocker, at [email redacted].

You must provide proof that you are lawfully allowed to work in the United States by completing the I-9 Form within 3 days of your start date.

Under Armour requires all Teammates, including those who are remote, to be fully vaccinated for COVID-19 as a condition of employment. You will be required to provide documentation that you are fully vaccinated (as defined in Under Armour’s COVID-19 Mandatory Vaccination Policy) prior to your start date. However, Under Armour will comply with its obligation to provide exemptions, absent undue hardship, based on an inability to become vaccinated due to a disability or a conflict with a sincerely held religious belief, practice, or observance or as otherwise required by state or local law. A request for exemption may be initiated immediately upon receipt of this conditional offer by contacting Ms. Rocker at the email address listed above.

To confirm your decision to join the Under Armour Team please electronically accept this conditional offer affirming that you understand and accept its terms within three calendar days of the date of this offer letter.
[signatures appear on the next page]

Ms. Stephanie Linnartz
December 14, 2022

If you have any questions or if there is any way I can help you further, please do not hesitate to call. We look forward to your response to our offer.

Sincerely,

(UNDER ARMOUR REPRESENTATIVE)

Agreed to:

/s/ Kevin A. Plank

(CANDIDATE SIGNATURE)

Date: 12/14/2022

/s/ Stephanie Linnartz